21st Century Holding Company and Subsidiaries

EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 30, 2006, accompanying the consolidated financial statements and schedules included in the annual report of 21st Century Holding Company (the “Company”) on Form 10-K for the fiscal year ended December 31, 2005. We hereby consent to the incorporation by reference of the aforementioned report into the Company’s previously filed Registration Statements on (a) Form S-3, File No. 333-120157, which was declared effective by the Securities and Exchange Commission (“SEC”) on December 2, 2004, (b) Form S-3, File No. 333-109313, which was declared effective by the SEC on December 29, 2003 and (c) Form S-8, File No. 333-102539, which was effective on January 16, 2003.

DeMeo, Young, McGrath

Boca Raton, Florida
March 30, 2006